Exhibit 99.1

CINEDIGM SIGNS DEFINITIVE STOCK PURCHASE AGREEMENT TO ACQUIRE 29% STAKE IN LEADING CHINESE ENTERTAINMENT COMPANY STARRISE MEDIA

LOS ANGELES, January 2, 2020 (GLOBE NEWSWIRE) -- Cinedigm Corp. (NASDAQ: CIDM) today announced the Company signed a definitive Stock Purchase Agreement on Friday, December 27, 2019 to acquire approximately 29% of the outstanding equity of leading Chinese entertainment company Starrise Media Holdings Limited (Starrise) (1616. HK) from two existing holders.

The Company has agreed to issue to the sellers, as consideration, a total of 54,850,103 shares of its Class A Common Stock, par value $0.001 per share (the “Common Stock”).  The Stock Purchase Agreement contains certain conditions to closing, including that the Company obtain approval of its stockholders, applicable lenders, and regulatory authorities, as applicable.

The Company expects to obtain the approval of the Share Acquisition by the Company’s majority stockholder and to mail a copy of an information statement relating thereto to its stockholders.

“Now that we have signed the definitive agreement to acquire approximately 29% of Starrise, we will move rapidly to close this transaction while developing operational plans to increase Cinedigm’s presence and leverage in both the Chinese and North American markets” said Chris McGurk, Cinedigm Chairman and CEO. “These are the two biggest entertainment markets in the world, with combined Film and Television revenues estimated to be approximately US$180 billion in 2018. Following the close of this transaction, Cinedigm will be uniquely well positioned to grow our content distribution and OTT streaming businesses in both key territories.”

“This proposed transaction is a strong additional measure of support for Cinedigm by Bison Capital, our largest shareholder,” said Gary Loffredo, Cinedigm Chief Operating Officer. “We look forward to working with Bison to identify additional opportunities to build our business, particularly in the fast growing AVOD OTT streaming segment as well as further strengthening our balance sheet.”

Leveraging its unique OTT and independent content distribution capabilities, Cinedigm has already been working closely with Bison to develop strategies and forge partnerships to release entertainment content and develop OTT channels in China while, reciprocally, releasing Chinese content and new OTT channels in North America, such as the recently launched Chinese language content channel, Bambu.

The Agreement contains representations and warranties and covenants as are customary for transactions of this type. The Company expects to close the Share Acquisition in the first calendar quarter of 2020.

Starrise’s ordinary shares are listed on the main board of the Stock Exchange of Hong Kong Limited. In calendar year 2018, Starrise reported approximately US $139 million in total revenues and gross profits of US $31 million, a 97% increase from 2017 revenues and 196% increase in gross profits. Cash and cash equivalents at the end of calendar year 2018 were approximately US $41 million. In the first half of calendar year 2019, the company reported revenues of approximately US $67 million and gross profits of US $19 million, a 11% increase in revenues and 104% increase in gross profits. Cash & cash equivalents at the end of the first half of calendar year 2019 were approximately US$35 million. (1.)

Starrise’ Film/TV business segment mainly invests in film, television and other short form content. Starrise distributes film content theatrically and to all key media platforms in China and is committed to significantly growing its investment in entertainment content for the rapidly expanding Chinese theatrical and digital marketplaces. Recent prominent film investments by Starrise include The Wandering Earth, one of the most successful Chinese films ever released, generating almost US $700 million at the box office in China in 2019 and The Grandmaster of Kung Fu, a successful internet-released action movie.

Notes: (1.) Calculated at an exchange rate of 6.9 Chinese Yuan to 1 US dollar

ABOUT CINEDIGM

Since inception, Cinedigm (NASDAQ: CIDM) has been a leader at the forefront of the digital transformation of content distribution. Adjusting to the rapidly transforming business needs of today’s entertainment landscape, Cinedigm remains a change-centric player focused on providing content, channels and services to the world’s largest media, technology and retail companies. Cinedigm’s Content and Networks groups provide original and aggregated programming, channels and services that entertain consumers globally across hundreds of millions of devices. For more information, visit www.cinedigm.com.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. www.cinedigm.com. [CIDM-G]

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates," "intends," "plans," "could," "might," "believes," "seeks," "estimates" or similar expressions. In addition, any statements concerning completion of the transactions described in this document, future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

Notes: (1.) Calculated at an exchange rate of 6.9 Chinese Yuan to 1 US dollar

Contact

Cinedigm
Jill Newhouse Calcaterra
310-466-5135
jcalcaterra@cinedigm.com